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Amended May 2014

Code of Ethics

of

Voya Investment Management LLC

Voya Investments, LLC

Voya Investment Management Co. LLC

Directed Services LLC

Voya Investment Management (UK) Limited

Voya Alternative Asset Management LLC

Pomona Management, LLC

Voya Investments Distributor, LLC

Voya Realty Group, LLC

Voya Investment Trust Co.

Voya Funds

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A.	Adoption of Code of Ethics

This Code of Ethics (the “Code”) has been adopted by each of the registered investment companies advised by Voya Investments LLC (or an affiliate) and operating under the Voya Funds umbrella (the “Voya Funds”) and by each of the following Voya entities (collectively, referred to as “Voya Entities”):

Voya Investment Management LLC

Voya Investments, LLC

Voya Investment Management Co. LLC

Directed Services LLC

Voya Alternative Asset Management LLC

Pomona Management, LLC

Voya Investments Distributor, LLC

Voya Realty Group, LLC

Voya Investment Trust Co.

Voya Investment Management (UK) Limited

The provisions of the Code are applicable to all directors, trustees, officers and persons employed or appointed by one or more of the Voya Entities as well as their immediate family members living in such designated person’s household (collectively, referred to as “Employees”) unless otherwise noted.

In addition, the Code is applicable to the trustees/directors of each of the Voya Funds (the “Voya Funds Directors”). In the event one or more Voya Funds Directors are deemed to be an Interested Person (as that term is defined under the Investment Company Act of 1940 (“IC Act”) of a Voya Fund), such Interested Person shall be considered an Employee for purposes of the personal trading requirements included in this Code.

All Employees and Voya Funds Directors (collectively, referred to as “Covered Persons”) will be provided with a copy of this Code upon employment with the Voya Entities or appointment and notified when any material amendments are made to the Code.

The Code is not intended to supersede or otherwise replace the Voya Code of Conduct. All of the policies and guidelines contained in the Voya Code of Conduct shall remain in full force and effect as to Employees.

B.	Statement of Fiduciary Standards

A fiduciary is a person or organization that manages money or property for another, usually a client, and, as a result, has a legal duty to act in the best interests of that client. This Code is based on the overriding principle that the Employees have a fiduciary duty to firm clients, including the Voya Funds, while the Voya Funds Directors have a fiduciary duty only to the Voya Funds. Accordingly, Covered Persons shall conduct their activities in accordance with the following standards:

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1        Clients’ Interests Come First. In the course of fulfilling their duties and responsibilities, Covered Persons must at all times place the interests of the clients (or, in the case of the Voya Funds Directors, the Voya Funds) first. In particular, Covered Persons shall avoid putting their own personal interests ahead of the interests of a client.

2        Conflicts of Interest Shall Be Avoided. Covered Persons must avoid any situations involving an actual or potential conflict of interest or possible impropriety with respect to their duties and responsibilities to, in the case of an Employee, a Voya Entity or a client of a Voya Entity, or in the case of a Voya Fund Director, the Voya Funds.

3        Compromising Situations Shall Be Avoided. Covered Persons shall never take advantage of their position of trust and responsibility. Covered Persons must avoid any situation that might compromise or call into question their exercise of full independent judgment in the best interests of clients.

All activities of Covered Persons shall be guided by, and adhere to, these fiduciary standards. The remainder of this Code sets forth specific rules and procedures that are consistent with these fiduciary standards. However, all activities by Employees are required to conform to these standards regardless of whether the activity is specifically covered in this Code. Any violation of the Code by an Employee may result in penalties that could include reprimand, suspension, fines, and termination of employment with one or more Voya Entities.

C.	Duty of Confidentiality

Covered Persons must keep confidential any non-public information regarding Voya, a Voya Fund, any client or any entity whose securities they know or should know are under investment review by a portfolio management team acting on behalf of a Voya Entity. Covered Persons have the highest fiduciary obligation not to reveal confidential information of any nature to any party that does not have an explicitly clear and compelling need to know such information.

D.	Covered Persons’ Duty to Comply with Federal Securities Laws

Voya Entities’ activities are governed by the federal securities laws, including the Investment Advisers Act of 1940 and the IC Act. Covered Persons are expected to adhere to the federal securities laws, whether or not the activity is specifically covered in this Code.

E.	Prohibitions on Insider Trading

1        Trading on Knowledge of Clients’ Activities. Covered Persons are prohibited from taking advantage of their knowledge of recent or impending research generated by the firm or securities activities of clients. In particular, Covered Persons are prohibited from trading (purchasing, selling or disposing in any manner, including by gift, directly or indirectly) any security when they have actual knowledge that the security is being purchased or sold, or considered for purchase or sale, on behalf of a client account. This prohibition applies to all securities in which a Covered Person has acquired, or will acquire, “beneficial ownership.” For these purposes, a Covered Person is considered to have beneficial ownership in all securities over which the Covered Person enjoys economic benefits substantially equivalent to ownership (for example, securities held in trust for the person’s benefit), regardless of who is the registered owner.

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2        Trading on Knowledge of Material Non-Public Information. All Covered Persons are prohibited from taking personal advantage of their knowledge of material non-public information, particularly buying or selling any security while in the possession of material non-public information about the issuer of the security. The Code also prohibits Covered Persons from communicating to outside parties any material non-public information about any security or the company that issues the security.

(a)	Identifying Material Non-Public Information.

Material Information. Information is material when there is a substantial likelihood that a reasonable investor would consider it important when making investment decisions. Generally, this is information that, if disclosed, would have an effect on the price of a company’s securities.

Material information often relates to a company’s results and operations, including dividend changes, earnings results, changes in previously released estimates, merger or acquisition proposals, major litigation, liquidity problems and management developments. Material information may also relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may also be deemed material.

Unfortunately, there is no simple test to determine when information is material. You are encouraged to direct any questions to the Voya IM Compliance Department.

Non-Public Information. Information is considered public when it has been circulated broadly to investors in the marketplace. Tangible evidence of such circulation is the best indication that the information is public. For example, information can be considered public when it has been made available through a public filing with a regulatory body, or through a mainstream media source such as The Wall Street Journal.

(b)	Reporting Material Non-Public Information. Before executing any trade for yourself or a client, you must determine whether you have knowledge of any material non-public information. If you think you might have such knowledge, you must:

—	Report the information and proposed trade immediately to the Voya IM Compliance Department;

—	Refrain from trading in the security on behalf of yourself or clients; and

—	Refrain from communicating the information to anyone outside or inside of the Voya Entities other than the Voya IM Compliance Department.

The Voya IM Compliance Department, in consultation with Legal, will determine whether the information is material and non-public and, if so, what actions need to be taken.

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3.	Disciplinary Sanctions. Trading securities while in the possession of material non-public information, or improperly communicating that information, may expose you and the Voya Entities to stringent penalties, including fines, suspensions and imprisonment. Regardless of whether a government inquiry occurs, the Voya Entities view seriously any violations of this Code.

F.	Additional Personal Trading Restrictions

The restrictions of this section apply to all Employees and to accounts over which they have the authority to make investment decisions, for all transactions involving securities.

1.	Pre-Clearance of Securities Transactions. Except for the transactions listed below, approval must be obtained from the Voya IM Compliance Department before entering an order to buy or sell or transfer securities by gift. An approval to trade is only valid on the day it is received (note: such approvals terminate at 4 p.m. Eastern Time on the date such approval is granted). If you receive an approval and do not complete the trade that same day, you must seek pre-clearance to complete the trade the next (or any subsequent) day. Except as noted below, an approval must be received for every transaction.

The Voya Entities utilize a vendor system to process personal trading. All preclearance requests shall be made via the system, which can be accessed at: https://iim.ptaconnect.com/pta/pages/index.jsp

Employees assigned portfolio management or trading responsibility are prohibited from knowingly buying or selling the same security traded in an associated client account for a period of 15 days (7 days prior to the client trade and 7 days after the client trade).

2.	Exceptions to Pre-Clearance of Securities Transactions.

—	Direct obligations of the Government of the United States;

—	High quality short-term debt instruments, including bankers’ acceptances, bank certificates of deposit, commercial paper, money market securities and repurchase agreements;

—	Shares of open-end funds, including Voya Fund Shares, which includes those in Voya’s 401(k) plan (as defined in Section G, below);

—	Transactions in accounts over which an Employee has no direct or indirect control or influence (managed or discretionary accounts);

—	Transactions under any incentive compensation plan sponsored by the Voya Entities or its affiliates;

—	Transactions made through an automatic payroll deduction or similar program (excluding Self Directed Brokerage Accounts) where the timing of purchases and sales is controlled by someone other than the Employee;

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—	Transactions which are part of an automatic dividend reinvestment or similar plan where the timing of purchases and sales is controlled by someone other than the Employee;

—	An exercise of pro-rata rights issued by a company to all the holders of a class of its securities;

—	On any given day, transactions involving 100 shares or less (per account) of common stock issued by companies included in the S&P 500 Index; and

—	On any given day, transactions involving 100 shares or less (per account) of Exchange-Traded Funds.

While the securities transactions noted above may not need to be pre-cleared, they may need to be held and reported in accordance with the reporting requirements set forth in Section H., below.

3.	Prohibition on Initial Public Offerings. Employees are prohibited from acquiring securities in initial public offerings; except for transactions made pursuant to an employee incentive compensation, retention or other program put in place by Voya IM, its parent company or Voya affiliates.

4.	Restrictions on Private Placements. Employees are prohibited from acquiring non-public securities (a private placement) without the prior approval of the Voya IM Compliance Department. If an Employee is granted permission to make such a personal investment, that Employee will not participate in any consideration of whether clients should invest in the same issuer’s public or non-public securities. From time to time Employees who are members of the private placement management team may invest in private placement offerings that may also be portfolio candidates for client accounts.

5.	Prohibition on Short-Term Trading Profits. Employees are prohibited from profiting from the purchase and sale, or sale and purchase, of the same (or related) securities or exchange–traded funds as well as shares of Voya open-end funds. In the event that he or she realizes profits on such short-term trades, they may be required to disgorge the profit.

Holding period requirements are as follows:

—	Shares of securities (including, ING Groep N.V. or Voya, ING Group Company Stock Fund, Voya Company Stock Fund, individual stocks, bonds, closed-end funds, derivatives, etc.) must be held for 60 calendar days from the purchase date.

—	Shares of exchange-traded funds must be held for 30 calendar days from the purchase date.

—	Shares of Voya open-end funds (including 401 k transactions) must be held for 30 calendar days from the purchase date. Note: The 30 day holding period for shares of Voya open-end mutual funds is measured from the time of the most recent purchase of the shares of the relevant Voya Fund.

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6.	Prohibition of Short Selling ING or Voya Securities. Employees are prohibited from shorting any securities issued by ING Groep N.V. or Voya. (“ING or Voya Securities”), either directly or indirectly, including the use of derivatives transactions. For avoidance of doubt, this prohibition includes writing a covered call option against ING or Voya Securities.

7.	Prohibition of Trading in ING or Voya Securities during the “Closed Period”. Employees are prohibited from trading ING or Voya Securities, including the ING Group Company Stock Fund, Voya Company Stock Fund and the ING Leveraged Company Stock Fund in Voya’s 401k Plan, during the “Closed Period for ING or Voya’s Financial Instruments” as set forth by ING Groep N.V. or Voya. The Closed Periods are set forth on the vendor system utilized to process personal trading requests, which can be accessed at: https://iim.ptaconnect.com/pta/pages/index.jsp

G.	Transactions in Voya Fund Shares

The following restrictions and requirements apply to all purchases and sales of shares of open-end funds issued by Voya Funds other than money market and short-term bond funds (“Voya Fund Shares”) and all holdings of Voya Fund Shares by Covered Persons, including those in which they have a beneficial ownership interest, except as provided below.

These restrictions and requirements do not apply to purchases of Voya Fund Shares through (1) an automatic dividend reinvestment plan; or (2) through any other automatic investment plan, automatic payroll deduction plan, or other automatic plan approved by the Voya IM Compliance Department.

Compliance with Prospectus.

All transactions in Voya Fund Shares must be in accordance with the policies and procedures set forth in the Prospectus and Statement of Additional Information for the relevant Fund, including but not limited to the Fund’s policies and procedures relating to short term trading and forward pricing of securities.

Additional Restrictions

Certain Covered Persons may be considered insiders to a Voya exchange traded closed-end fund. In such cases, these persons will be notified of their status as well as advised of additional restrictions imposed on them and their ability to transact in such Voya exchange traded closed-end fund.

Solely to facilitate compliance with timely Form 4 and 5 filing requirements with the Securities and Exchange Commission, all such insiders must submit a written report of any transaction involving a Voya Fund that is a closed-end investment company on the trade date of such transaction to the Voya IM Compliance Department.

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H.	Reporting Requirements

1. Disinterested Directors/Trustees

Voya Funds Directors who are not deemed to be “interested persons” (as that term is defined under the IC Act) of a Voya Fund, its investment adviser or the adviser’s affiliate (the “Disinterested Directors”) must submit a quarterly report containing the information set forth in paragraph 2, below, only with respect to those transactions for which such person knew or, in the ordinary course of fulfilling his or her official duties as a Disinterested Director, should have known, that during the 15-day period immediately before or after the Disinterested Director’s transaction in securities that are otherwise subject to the reporting requirements described herein, an applicable Voya Fund had purchased or sold the security at issue or that an investment adviser or sub-adviser for an applicable Voya Fund had considered purchasing or selling such security.

2.  Employees (including Interested Directors)

Personal Securities Holdings and Transactions. The requirements of this section apply to all Employees for all holdings and transactions involving securities in which the Employee acquired, or will acquire, beneficial ownership (economic benefits equivalent to ownership, such as securities held in trust for the Employee’s benefit, regardless of who is the registered owner).

However, these reporting requirements do not apply to holdings or transactions involving the following excluded securities:

—	direct obligations of the Government of the United States;

—	high quality short-term debt instruments, including bankers’ acceptances, bank certificates of deposit, commercial paper, money market securities and repurchase agreements; and

—	shares of open-end mutual funds that are not managed by the Voya Entities or their affiliates.

a.	Initial Disclosure of Personal Holdings. Employees are required to disclose all their personal securities holdings to the Voya IM Compliance Department within 10 days of commencing employment with a Voya Entity or appointment with a Voya Fund.

b.	Securities Transaction Records. Employees should be aware that the Voya Entities maintain a list of designated broker-dealers with whom Employees may maintain a brokerage account. Employees shall notify the Voya IM Compliance Department if they intend to open, or have opened, a brokerage account. If requested, Employees shall direct their brokers to supply Compliance with duplicate confirmation statements of their securities transactions and copies of all periodic statements for their accounts.

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c.        Quarterly Account and Transaction Reports. Employees are required to submit a report listing their securities transactions made during the previous quarter within 30 days of the end of each calendar quarter and of the end of each calendar quarter.

d.         Annual Holdings Report. Employees are required to submit a report listing all securities held as of December 31 of the year reported within 30 days of the end of the calendar year.

e.        Information to be Reported. Employees are required to provide the following information when submitting reports as required by a. through d., above:

i. Initial and Annual Holdings Reports must include the:

—	title or description and type of security, the exchange ticker symbol or CUSIP number, the number of shares or principal amount of each security;

—	broker-dealer or bank where accounts are held; and

—	date the report is submitted.

ii. Quarterly Transaction Reports must include the:

—	title or description and type of security, the exchange ticker symbol or CUSIP number, the number of shares and principal amount of each security (as well as the interest rate and maturity date, if applicable);

—	trade date and type of transaction (i.e. buy, sell, open, close, etc.);

—	price of the security;

—	broker-dealer or bank account through which the transaction was effected; and

—	date the report is submitted.

f.        All reports, other than the Initial Disclosure of Personal Holdings, shall be made via the vendor system, which can be accessed at: https://iim.ptaconnect.com/pta/pages/index.jsp

3.	Employees (excluding Interested Directors)

Receipt of Gifts. No Employee may receive any gift or other favor from any one person or entity doing business with the Voya Entities in contravention of the Voya IM Gift & Entertainment Policy. Employees who receive a gift from any person or entity that raises potential issues under the Voya IM Gift & Entertainment Policy must immediately contact the Voya IM Compliance Department to determine the proper handling of such gift. Employees should refer to the Voya IM Gift & Entertainment Policy.

Outside Activities. Employees are expected to devote their full business day to the business of the Voya Entities. In addition, no one may make use their position as an Employee, make use of information acquired during employment, or make personal investments in a manner that may create a conflict, or the appearance of a conflict, between the Employee’s personal interests and the interests of the Voya Entities or their clients. All Outside Activities requests shall be submitted via the vendor system the Voya Entities utilize, which can be accessed at https://iim.ptaconnect.com/pta/pages/index.jsp.

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To assist in ensuring that such conflicts are avoided, an Employee must obtain the written approval of the Employee’s supervising manager and the Voya IM Compliance Department prior to an Employee personally:

—	Serving as a director, officer, general partner or trustee of, or as a consultant to, any business, corporation or partnership, including family-owned businesses and charitable, non-profit and political organizations;

—	Forming or participating in any stockholders’ or creditors’ committee (other than on behalf of Voya Entities) that purports to represent security holders or claimants in connection with a bankruptcy or distressed situation or in making demands for changes in the management or policies of any company, or becoming actively involved in a proxy contest; or

—	Making any monetary investment in any non-publicly traded business, corporation or partnership, including passive investments in private companies.

—	In addition, every Employee of the Voya Entities must obtain the written approval of their supervisor and the Voya IM Compliance Department prior to:

—	Receiving compensation of any nature, directly or indirectly, from any person, firm, corporation, estate, trust or association, other than the Voya Entities, whether as a fee, commission, bonus or other consideration such as stock, options or warrants;

—	Accepting a second job of any kind or engaging in any other business outside of the Voya Entities; or

—	Participating as a plaintiff, defendant or witness in any non-family related litigation or arbitration.

Every Employee is also required to disclose to the Voya IM Compliance Department if any of their immediate family members (their spouse or any of their parents, siblings or children) hold positions as directors or executive officers of any public company. Limitations may be placed on an Employee’s investment activities in the event an Employee’s immediate family member holds such a position.

Similarly, every Employee is required to maintain the data reported in connection with an outside activity and notify the Voya IM Compliance Department in the event of any change to the employee’s outside activity after initial approval.

4. Covered Persons

Certification of Compliance. All Covered Persons are required to certify to the Voya IM Compliance Department annually, or whenever this Code is materially amended, that they have:

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—	read and understand the provisions contained in the Code;

—	complied with all the requirements of the Code; and

—	reported all transactional information required by the Code.

I.	The Voya Entities’ Duty of Confidentiality

All information submitted by a Covered Person to the Voya IM Compliance Department pursuant to this Code will be treated as confidential information. It may, however, be made available to senior management, governmental and securities industry agencies with regulatory authority over the Voya Entities, as well as to Voya Funds Directors, and each of their auditors and legal advisors, as appropriate.

J.	Violations of the Code

Covered Persons are required to report any known or suspected violations of the Code to the Voya IM Compliance Department immediately. An Employee who violates this Code or fails to report a violation of the Code may be subject to sanctions. For example, if the same security is purchased or sold on the same day by an Employee, the Employee may be required to donate the difference to charity. In addition, any Employee that violates the code’s pre-clearance or transaction reporting provisions may also be suspended from further trading for a period.

K.	Exceptions to the Code

Exceptions to the Code will only be made under extraordinary circumstances. No exception may be granted for those sections of the Code that are mandated by regulation.

An exception may be made only upon prior request, and no exception will be granted subsequent to a violation of the Code. To be granted an exception to the Code, a written request regarding the nature of the exception must be made and submitted to Voya IM’s Compliance Department and approved by a member of Voya IM’s Management Committee. Exceptions to the Code shall be reported as applicable to the Chief Compliance Officer of the Voya Funds and the Boards of Directors/Trustees of the Voya Funds.